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CUSIP NO. 05538710-4                    13G                          PAGE 1 of 5
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No.  )(1)

                              BF Enterprises, Inc.
                          -----------------------------
                                (Name of Issuer)

                     Common Stock, $0.10 par value per share
                     --------------------------------------
                         (Title of Class of Securities)

                                   05538710-4
                                   ----------
                                 (CUSIP Number)


                                 August 4, 2003
                                  -------------
             (Date of Event Which Requires Filing of The Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         [_]      Rule 13d-1(d)

--------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                               (Page 1 of 5 Pages)
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CUSIP NO. 05538710-4                    13G                          PAGE 2 of 5
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--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS(ENTITIES ONLY)

             Trustees of Phillips Academy
             04-2103579
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A) |_|
                                                                         (B) |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
      NUMBER OF                190,000
        SHARES          ------ -------------------------------------------------
     BENEFICIALLY         6    SHARED VOTING POWER
       OWNED BY                0
         EACH           ------ -------------------------------------------------
      REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON                 190,000
         WITH           ------ -------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               0
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             190,000
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES
                                                                             |_|
------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.52%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               (Page 2 of 5 Pages)
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CUSIP NO. 05538710-4                    13G                          PAGE 3 of 5
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ITEM 1(A).  NAME OF ISSUER:

            BF Enterprises, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            100 Bush Street, Suite 1250
            San Francisco, CA  94104

ITEM 2(A).  NAME OF PERSONS FILING:

            Trustees of Phillips Academy

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            180 Main Street
            Andover, MA  01810

ITEM 2(C).  CITIZENSHIP:

            MA

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $0.10 par value per share

ITEM 2(E).  CUSIP NUMBER:

            05538710-4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a) [_] Broker or dealer registered under Section 15 of the Act;

            (b) [_] Bank as defined in Section 3(a)(6) of the Act;

            (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act;

            (d) [_] Investment Company registered under Section 8 of the
                    Investment Company Act;

            (e) [_] Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940;

            (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

                               (Page 3 of 5 Pages)
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CUSIP NO. 05538710-4                    13G                          PAGE 4 of 5
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            (g) [_] Parent Holding Company, in accordance with Rule
                    13d-1(b)(ii)(G);

            (h) [_] Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

ITEM 4.     OWNERSHIP.

            (a) Amount beneficially owned: 190,000

            (b) Percent of class: 5.52%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote:         190,000

                 (ii) Shared power to vote or to direct the vote:             0

                (iii) Sole power to dispose or to direct the
                      disposition of:                                   190,000

                 (iv) Shared power to dispose or to direct the
                      disposition of:                                         0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            N/A

ITEM 10.    CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               (Page 4 of 5 Pages)
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CUSIP NO. 05538710-4                    13G                          PAGE 5 of 5
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            August 13, 2003
                                            ---------------
                                                (Date)


                                            /s/ Elliot Hacker
                                            -------------------------------
                                               (Signature)


                                            Elliot Hacker, Comptroller and
                                            Assistant Treasurer
                                            -------------------------------
                                                   (Name/Title)




















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